Exhibit 99.185

North Valley Bancorp Reports Results for the Quarter
and Six Months Ended June 30, 2011

August 2, 2011 – REDDING, CA - North Valley Bancorp (NASDAQ:NOVB), a bank holding company with approximately $895 million in assets, today reported results for the second quarter and six months ended June 30, 2011. North Valley Bancorp (“the Company”) is the parent company for North Valley Bank (“NVB”).

The Company reported net income for the second quarter ended June 30, 2011 of $519,000, or $0.08 per diluted share, compared to a net loss of $572,000, or ($0.38) per diluted share, for the same period in 2010. The Company reported net income for the six months ended June 30, 2010 of $918,000, or $0.13 per diluted share, compared to a net loss of $884,000, or ($0.59) per diluted share, for the same period in 2010. “We continue to successfully execute our 2011 Plan, reporting another profitable quarter, slowing the migration of performing loans to nonperforming loans, focusing on the resolution of NPA’s and OREO and growing loan pipelines and loan production,” stated Mike Cushman, President and CEO.

The Company recorded provisions for loan losses of $1,250,000 and $2,250,000 for the second quarter and six months ended June 30, 2011, respectively, compared to provisions for loan losses of $2,600,000 and $3,600,000 for the second quarter and six months ended June 30, 2010, respectively. The allowance for loan losses at June 30, 2011 was $14,746,000, or 3.06% of total loans, compared to $14,993,000, or 2.92% of total loans at December 31, 2010 and $16,151,000, or 2.89% of total loans at June 30, 2010.

At June 30, 2011, total assets were $895,057,000, down $15,724,000, or 1.7%, from $910,781,000 at June 30, 2010. The loan portfolio totaled $482,154,000 at June 30, 2011, a decrease of $77,451,000, or 13.8%, compared to $559,605,000 at June 30, 2010. The loan to deposit ratio at June 30, 2011 was 63.6% as compared to 72.3% at June 30, 2010, and 68.1% at December 31, 2010. Total deposits were $757,874,000 at June 30, 2011, a decrease of $15,986,000, or 2.1%, compared to $773,860,000 at June 30, 2010. Comparing June 30, 2011 to December 31, 2010, total assets increased $10,116,000 from $884,941,000, loans decreased by $31,312,000 from $513,466,000 while deposits increased by $4,084,000 from $753,790,000. Available-for-sale investment securities and Federal funds sold increased $30,649,000 and $10,350,000, respectively, from December 31, 2010 to June 30, 2011 as a result of the decrease in loans and an increase in deposits.

At June 30, 2011, the Company’s Total Risk-based Capital was $114,635,000, and its capital ratios were: Total Risk-based Capital ratio – 18.57%; Tier 1 risk-based Capital ratio – 16.91%; and Tier 1 Leverage ratio – 11.80%. At June 30, 2011, the Bank’s Total Risk-based Capital was $118,815,000, and its capital ratios were: Total Risk-based Capital ratio – 19.26%; Tier 1 risk-based Capital ratio – 17.99%; and Tier 1 Leverage ratio – 12.55%.

Credit Quality

Nonperforming loans (defined as nonaccrual loans and loans 90 days or more past due and still accruing interest) decreased $20,825,000, or 54.2% to $17,585,000 at June 30, 2011 from $38,410,000 at June 30, 2010, and decreased $2,480,000 from the December 31, 2010 balance of $20,065,000. Nonperforming loans as a percentage of total loans were 3.65% at June 30, 2011, compared to 6.86% at June 30, 2010, and 3.91% at December 31, 2010. The allowance for loan losses at June 30, 2011 was 83.86% of nonperforming loans, compared to 74.72% at December 31, 2010 and 42.05% at June 30, 2010.

Nonperforming assets (nonperforming loans and OREO) totaled $41,450,000 at June 30, 2011, a decrease of $13,386,000, or 24.4% from the June 30, 2010 balance of $54,836,000, and a $4,399,000 decrease from the December 31, 2010 balance of $45,849,000. Nonperforming assets as a percentage of total assets were 4.63% at June 30, 2011 compared to 6.02% at June 30, 2010 and 5.18% at December 31, 2010.

Gross loan charge-offs for the second quarter of 2011 were $1,198,000 and recoveries totaled $223,000 resulting in net charge-offs of $975,000 compared to gross loan charge-offs for the second quarter of 2010 of $4,240,000 and recoveries of $95,000 resulting in net charge-offs of $4,145,000. Gross charge-offs for the six months ended June 30, 2011 were $2,803,000 and recoveries totaled $306,000 resulting in net charge-offs of $2,497,000, compared to gross charge-offs for the six months ended June 30, 2010 of $6,035,000 and recoveries of $277,000 resulting in net charge-offs of $5,758,000.

The overall level of nonperforming loans increased $3,091,000 to $17,585,000 at June 30, 2011 from $14,494,000 at March 31, 2011. During the second quarter of 2011, the Company identified twelve loans totaling $7,691,000 as nonperforming loans. The additions were partially offset by reductions in nonperforming loans totaling $4,600,000 due primarily to the transfer of five properties to OREO totaling $3,024,000, and secondarily due to charge-offs and collections received on certain loans. Of the twelve loans totaling $7,691,000 identified as nonaccrual loans and added to nonperforming loans during the second quarter of 2011, three relationships represent $6,389,000 of the total. The first relationship consists of two loans, a commercial loan in the amount of $1,612,000 and a commercial real estate loan in the amount of $1,769,000 located in Yolo County. A specific reserve in the amount of $1,200,000 has been established for these two loans. The second relationship consists of a residential development loan in the amount of $2,388,000 located in Solano County. A specific reserve has not been established for this loan. The third relationship in this group consists of a residential development loan in the amount of $620,000 located in Shasta County. A specific reserve has not been established for this loan. The remaining eight loans in this group that were placed on nonaccrual during the second quarter of 2011 total $1,302,000 and specific reserves totaling $221,000 have been established.

The Company’s OREO properties increased $546,000 to $23,865,000 at June 30, 2011 from $23,319,000 at March 31, 2011. During the second quarter of 2011, five properties totaling $3,024,000, were transferred into OREO, which was offset by the sale of seven properties for a total of $1,597,000. The Company recorded a gain on sale for those seven properties totaling $39,000, and recorded a write-down of OREO properties during the quarter ended June 30, 2011 of $920,000.

Operating Results

Net interest income, which represents the Company’s largest component of revenues and is the difference between interest earned on loans and investments and interest paid on deposits and borrowings, increased $772,000, or 10.5%, for the three months ended June 30, 2011 compared to the same period in 2010. Interest income decreased by $227,000, primarily due to the decrease in interest income on loans due to the decrease in average loan balances. The Company had foregone interest of $476,000 and $562,000 for the loans on nonaccrual status for the three months ended June 30, 2011 and 2010, respectively. Offsetting the decrease in interest income was a decrease in interest expense of $999,000, or 40.8%, due to a decrease in the rates paid on deposits and borrowings for the quarter ended June 30, 2011 compared to the same period in 2010. Average loans decreased $78,269,000 in the second quarter of 2011 compared to the second quarter of 2010, while the yield on the loan portfolio increased 7 basis points to 6.02% for the second quarter of 2011. Overall, average earning assets decreased $34,632,000 in the second quarter of 2011 compared to the second quarter of 2010. Average yields on earning assets increased 8 basis points from the quarter ended June 30, 2010, to 4.84% for the quarter ended June 30, 2011 while the average rate paid on interest-bearing liabilities decreased by 54 basis points to 0.92%. The Company’s net interest margin for the quarter ended June 30, 2011 was 4.12%, an increase of 54 basis points from the margin of 3.58% for the second quarter in 2010 and an increase of 13 basis points from the 3.99% net interest margin for the linked quarter ended March 31, 2011. Net interest income increased $1,236,000 for the six months ended June 30, 2011 compared to the same period in 2010. Total interest income decreased by $684,000 for the six months ended June 30, 2011 compared to the same period in 2010, primarily due to a decrease in income on loans of $2,235,000 as a result of the decrease in the average balance of loans. Interest expense decreased $1,920,000 due primarily to a decrease on rates paid on deposits for the six months ended June 30, 2011 compared to the same period in 2010. The net interest margin for the six months ended June 30, 2011 increased 37 basis points to 4.05% from the net interest margin of 3.68% for the six months ended June 30, 2010.

Noninterest income for the quarter ended June 30, 2011 increased $106,000, or 3.1%, to $3,483,000 compared to $3,377,000 for the same period in 2010. Service charges on deposits decreased $374,000 to $1,172,000 for the second quarter of 2011 compared to $1,546,000 for the second quarter of 2010, while other fees and charges remained flat at $1,158,000 for the second quarter of 2011 and 2010. Other noninterest income increased $480,000 to $1,153,000 for the second quarter of 2011 compared to $673,000 for the second quarter of 2010, driven by a gain on sale of loans of $519,000 for the second quarter of 2011 compared to $33,000 for the second quarter of 2010. Noninterest income for the six months ended June 30, 2011 increased $247,000 to $6,636,000 from $6,389,000 for the same period in 2010. Service charges on deposits decreased $689,000 to $2,338,000 for the six months ended June 30, 2011 compared to $3,027,000 for the same period in 2010, while other fees and charges increased by $90,000 to $2,279,000 for the six months ended June 30, 2011 compared to $2,189,000 for the same period in 2010. Other noninterest income increased $846,000 to $2,019,000 for the six months ended June 30, 2011 compared to $1,173,000 for the same period in 2010, driven by a gain on sale of loans of $775,000 for the six months ended June 30, 2011 compared to $82,000 for the same period in 2010.

Noninterest expense decreased $137,000, or 1.4%, to $9,735,000 for the second quarter of 2011 from $9,872,000 for the second quarter of 2010. Salaries and employee benefits increased $337,000, to $4,475,000 for the second quarter of 2011 compared to the second quarter of 2010 due primarily to the hiring of production personnel. Occupancy and furniture and equipment expense decreased $53,000, for the second quarter of 2011 compared to the second quarter of 2010 due to a decrease in depreciation and rent expense. OREO expense decreased $76,000 to $1,177,000 for the second quarter of 2011 compared to $1,253,000 for the second quarter of 2010, FDIC premiums and state assessments decreased $393,000, while other expenses increased by $48,000. Noninterest expense for the six months ended June 30, 2011 was $19,206,000 compared to $19,891,000 for the same period in 2010. For the six months ended June 30, 2011, salaries and employee benefits increased $767,000, while occupancy and furniture and equipment expense decreased $222,000, and other real estate owned expense decreased $474,000 when compared to the same period in 2010. FDIC premiums and California DFI assessments were $746,000 for the first six months of 2011 compared to $1,402,000 for the first six months of 2010.

The Company recorded a provision for income taxes for the quarter ended June 30, 2011 of $137,000, resulting in an effective tax rate of 20.9%, compared to a benefit for income taxes of $1,137,000, or an effective tax benefit rate of 66.5%, for the quarter ended June 30, 2010. The provision for income taxes for the six month period ended June 30, 2011 was $226,000, resulting in an effective tax rate of 19.8%, compared to a benefit for income taxes of $1,490,000, or an effective tax benefit rate of 62.8%, for the same period in 2010.

North Valley Bancorp is a bank holding company headquartered in Redding, California. Its subsidiary, North Valley Bank (“NVB”), operates twenty-five commercial banking offices in Shasta, Humboldt, Del Norte, Mendocino, Yolo, Sonoma, Placer and Trinity Counties in Northern California, including two in-store supermarket branches and six Business Banking Centers. North Valley Bancorp, through NVB, offers a wide range of consumer and business banking deposit products and services including internet banking and cash management services. In addition to these depository services, NVB engages in a full complement of lending activities including consumer, commercial and real estate loans. Additionally, NVB has SBA Preferred Lender status and provides investment services to its customers. Visit the Company’s website address at www.novb.com for more information.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management’s assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally, regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of the war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by the Company with the Securities and Exchange Commission, should be carefully considered when evaluating the business prospects of the Company. North Valley Bancorp undertakes no obligation to update any forward-looking statements contained in this release, except as required by law.

For further information contact:

Michael J. Cushman	or	Kevin R. Watson
President & Chief Executive Officer		Executive Vice President & Chief Financial Officer
(530) 226-2900 Fax: (530) 221-4877		(530) 226-2900 Fax: (530) 221-4877

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands, except share and per share data)

	Three Months Ended June 30,
	2011	2010	$ Change	% Change
Statement of Operations Data
Interest income
Loans (including fees)	$7,394	$8,463	$(1,069)	(12.63%)
Investment securities	2,209	1,319	890	67.48%
Federal funds sold and other	7	55	(48)	(87.27%)
Total interest income	9,610	9,837	(227)	(2.31%)
Interest expense
Interest on deposits	1,012	1,929	(917)	(47.54%)
Subordinated debentures	439	522	(83)	(15.90%)
Other borrowings	1	—	1	—
Total interest expense	1,452	2,451	(999)	(40.76%)
Net interest income	8,158	7,386	772	10.45%
Provision for loan losses	1,250	2,600	(1,350)	(51.92%)
Net interest income after provision for loan losses	6,908	4,786	2,122	44.34%

Noninterest income
Service charges on deposit accounts	1,172	1,546	(374)	(24.19%)
Other fees and charges	1,158	1,158	—	0.00%
Other	1,153	673	480	71.32%
Total noninterest income	3,483	3,377	106	3.14%

Noninterest expenses
Salaries and employee benefits	4,475	4,138	337	8.14%
Occupancy	700	695	5	0.72%
Furniture and equipment	294	352	(58)	(16.48%)
Other real estate owned expense	1,177	1,253	(76)	(6.07%)
FDIC and state assessments	303	696	(393)	(56.47%)
Other	2,786	2,738	48	1.75%
Total noninterest expenses	9,735	9,872	(137)	(1.39%)
Income (loss) before provision (benefit) for income taxes	656	(1,709)	2,365	138.39%
Provision (benefit) for income taxes	137	(1,137)	1,274	112.05%
Net income (loss)	$519	$(572)	$1,091	190.73%

Common Share Data
Earnings (loss) per share
Basic	$0.08	$(0.38)	$0.46	121.05%
Diluted	$0.08	$(0.38)	$0.46	121.05%

Weighted average shares outstanding	6,832,492	1,499,163
Weighted average shares outstanding -diluted	6,832,492	1,499,163
Book value per share	$12.90	$60.85
Tangible book value	$12.83	$60.43
Shares outstanding	6,832,492	1,499,163

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands, except share and per share data)

	Six Months Ended June 30,
	2011	2010	$ Change	% Change
Statement of Operations Data
Interest income
Loans (including fees)	$14,844	$17,079	$(2,235)	(13.09%)
Investment securities	4,169	2,546	1,623	63.75%
Federal funds sold and other	15	87	(72)	(82.76%)
Total interest income	19,028	19,712	(684)	(3.47%)
Interest expense
Interest on deposits	2,094	3,948	(1,854)	(46.96%)
Subordinated debentures	969	1,036	(67)	(6.47%)
Other borrowings	1	—	1	—
Total interest expense	3,064	4,984	(1,920)	(38.52%)
Net interest income	15,964	14,728	1,236	8.39%
Provision for loan losses	2,250	3,600	(1,350)	(37.50%)
Net interest income after provision for loan losses	13,714	11,128	2,586	23.24%

Noninterest income
Service charges on deposit accounts	2,338	3,027	(689)	(22.76%)
Other fees and charges	2,279	2,189	90	4.11%
Other	2,019	1,173	846	72.12%
Total noninterest income	6,636	6,389	247	3.87%

Noninterest expenses
Salaries and employee benefits	9,192	8,425	767	9.10%
Occupancy	1,392	1,429	(37)	(2.59%)
Furniture and equipment	590	775	(185)	(23.87%)
Other real estate owned expense	1,629	2,103	(474)	(22.54%)
FDIC and state assessments	746	1,402	(656)	(46.79%)
Other	5,657	5,757	(100)	(1.74%)
Total noninterest expenses	19,206	19,891	(685)	(3.44%)
Income (loss) before provision (benefit) for income taxes	1,144	(2,374)	3,518	148.19%
Provision (benefit) for income taxes	226	(1,490)	1,716	115.17%
Net income (loss)	$918	$(884)	$1,802	203.85%

Common Share Data
Earnings (loss) per share
Basic	$0.13	$(0.59)	$0.72	122.03%
Diluted	$0.13	$(0.59)	$0.72	122.03%

Weighted average shares outstanding	6,832,492	1,499,163
Weighted average shares outstanding -diluted	6,832,492	1,499,163
Book value per share	$12.90	$60.85
Tangible book value	$12.83	$60.43
Shares outstanding	6,832,492	1,499,163

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands)

	June 30,	December 31,	June 30,
	2011	2010	2010
Balance Sheet Data
Assets
Cash and due from banks	$18,159	$14,629	$20,457
Federal funds sold	19,355	9,005	60,410
Time deposits at other financial institutions	459	459	425
Available-for-sale securities - at fair value	296,293	265,644	196,493
Held-to-maturity securities - at amortized cost	6	6	6

Loans net of deferred loan fees	482,154	513,466	559,605
Allowance for loan losses	(14,746)	(14,993)	(16,151)
Net loans	467,408	498,473	543,454

Premises and equipment, net	8,361	8,799	9,516
Other real estate owned	23,865	25,784	16,426
Core deposit intangibles, net	474	546	619
Accrued interest receivable and other assets	60,677	61,596	62,975
Total assets	$895,057	$884,941	$910,781

Liabilities and Shareholders’ Equity
Deposits:
Demand, noninterest bearing	$157,924	$155,499	$140,728
Demand, interest bearing	159,133	161,241	154,998
Savings and money market	229,648	208,476	219,300
Time	211,169	228,574	258,834
Total deposits	757,874	753,790	773,860

Accrued interest payable and other liabilities	17,075	15,212	13,742
Subordinated debentures	31,961	31,961	31,961
Total liabilities	806,910	800,963	819,563
Shareholders’ equity	88,147	83,978	91,218
Total liabilities and shareholders’ equity	$895,057	$884,941	$910,781

Asset Quality
Nonaccrual loans	$17,585	$20,065	$38,399
Loans past due 90 days and accruing interest	—	—	11
Other real estate owned	23,865	25,784	16,426
Total nonperforming assets	$41,450	$45,849	$54,836

Allowance for loan losses to total loans	3.06%	2.92%	2.89%
Allowance for loan losses to NPL’s	83.86%	74.72%	42.05%
Allowance for loan losses to NPA’s	35.58%	32.70%	29.45%

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Selected Financial Ratios
Return on average total assets	0.23%	(0.25%)	0.21%	(0.20%)
Return on average shareholders’ equity	2.42%	(2.76%)	2.17%	(2.62%)
Net interest margin (tax equivalent basis)	4.12%	3.58%	4.05%	3.68%
Efficiency ratio	83.63%	91.72%	84.98%	94.19%

Selected Average Balances
Loans	$492,536	$570,805	$497,456	$581,101
Taxable investments	283,680	155,504	277,542	145,095
Tax-exempt investments	14,402	15,459	14,380	15,514
Federal funds sold and other	11,634	95,116	12,915	75,651
Total earning assets	$802,252	$836,884	$802,293	$817,361
Total assets	$894,463	$919,711	$894,383	$897,855

Demand deposits - interest bearing	$164,460	$156,514	$162,901	$156,912
Savings and money market	223,483	217,773	220,525	207,332
Time deposits	214,349	266,086	219,257	271,650
Other borrowings	32,166	31,961	32,064	31,961
Total interest bearing liabilities	$634,458	$672,334	$634,747	$667,855
Demand deposits - noninterest bearing	$156,265	$145,284	$155,881	$146,131
Shareholders’ equity	$85,912	$83,266	$85,370	$68,157

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands, except per share data)

	For the Quarter Ended
	June	March	December	September
	2011	2011	2010	2010
Interest income	$9,610	$9,418	$9,437	$9,773
Interest expense	1,452	1,612	1,818	2,183
Net interest income	8,158	7,806	7,619	7,590

Provision for loan losses	1,250	1,000	—	4,600
Noninterest income	3,483	3,153	3,192	3,363
Noninterest expense	9,735	9,471	10,244	11,779

Income (loss) before provision (benefit) for income taxes	656	488	567	(5,426)
Provision (benefit) for income taxes	137	89	(1,702)	2,207
Net income (loss)	$519	$399	$2,269	$(7,633)

Preferred Stock Discount	—	—	—	(18,667)
Net income (loss) available to common shareholder	$519	$399	$2,269	$(26,300)
Earnings (loss) per common share:
Basic	$0.08	$0.06	$0.33	$(4.70)
Diluted	$0.08	$0.06	$0.33	$(4.70)